EXHIBIT 99.1

GSI Group, Inc. Second Quarter 2011 Earnings Call

Tim Spinella (Opening Remarks):

Thank you very much. Good afternoon and welcome to the GSI Group’s second quarter 2011 earnings conference call.

With me on the call are John Roush, Chief Executive Officer of GSI Group, and Robert Buckley, Chief Financial Officer.

If you’ve not received a copy of our earnings press release, you may get one, as well as a copy of this script, from the Investors’ section of our website at www.gsig.com. Please note, this call is being webcast live and will be archived on our website.

Before we begin we need to remind everyone of the Safe Harbor for forward-looking statements that we’ve outlined in our earnings press release issued earlier this afternoon and also those in our SEC filings. We may make some comments today, both in our prepared remarks and in our responses to questions that may include forward-looking statements. These involve inherent assumptions with known and unknown risks and other factors that could cause our future results to differ materially from our current expectations. Any forward-looking statements made today represent our views only as of today. We disclaim any obligation to update forward-looking statements in the future even if our estimates change. So, you should not rely on any of today’s forward-looking statements as representing our views as of any date after today.

During this call, we will be referring to certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures we plan to use during this call to the most directly comparable GAAP measures is available as an attachment to our earnings press release and in the script posted to the Investor Relations section of our website at www.gsig.com. To the extent that we use non-GAAP financial measures during this call that are not reconciled to GAAP in the earnings press release or script, we will provide reconciliations promptly.

I’m now pleased to introduce the Chief Executive Officer of GSI Group, John Roush.

John Roush (CEO Script):

Thank you, Tim. Good afternoon everybody, and welcome to GSI’s second quarter of 2011 earnings call. We appreciate your continued interest in the company.

I’m pleased to report that GSI had another strong quarter in Q2. Our financial results were very good in terms of revenue and profitability and in both cases we were at the high end of our prior guidance range. GAAP revenue for the quarter was $101.4 million, representing 18% growth versus a year ago. Adjusted EBITDA was $19.4 million, an increase of 20% versus Q2 2010.

I am also pleased that all three of our operating segments achieved double digit revenue growth in the quarter:

•	Precision Motion & Technologies had growth of 21%,

•	Laser Products revenue grew 14%, and

•	Semiconductor Systems grew 21%.

As I have indicated in my past remarks, 2011 has been a year of building the organization, processes and infrastructure of GSI. This has been particularly true with respect to the staffing of our management team. During the quarter, we made significant strides on this front and I’d like to share with you some of the highlights:

•	We have now appointed business leaders for all three of the company’s operating segments.

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In May, we promoted Dave Clarke to the role of Group President for our Laser Products business. Dave has been with the company for 17 years and has served as President of our Synrad Laser business since 1998.

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In July, Jamie Bader joined us as Group President of Precision Motion and Technologies. Jamie was previously with IBM, and has served as a group executive with Motorola and Oak Industries and as a management consultant with Bain & Company.

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Also in July, we brought on Mike Chase to lead our Semiconductor Systems business. Mike has 23 years of experience working with and consulting to a number of the leading players in the semiconductor capital equipment space in the areas of business leadership, marketing and commercialization of new technology.

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We recently appointed Peter Chang as our Corporate Controller. Peter joins us from Millipore, where he served as assistant corporate controller. Prior to that, Peter spent ten years at Pricewaterhouse Coopers, most recently as a Senior Manager in their audit practice.

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Last week, we reached agreement with Deborah Mulryan to have her join us as our corporate Vice President of Human Resources. Deb has most recently served in a similar capacity for Sycamore Networks, and has led Human Resources for two other public companies and has held significant HR leadership roles with Analog Devices, Fidelity and Stratus Computer. Deb is transitioning now and will be on board here within a few weeks.

With these additions, we now have a talented, experienced and energetic leadership team for the company. As a team, we are now focused on the task of shaping and executing on our growth strategy for the company.

Overall, GSI is not lacking for growth opportunities. Historically, our businesses have not been managed for strategic growth. If anything, they have been managed to maximize short term margins. Thus, as we have looked across the company for untapped growth potential, we have found many opportunities.

To some degree, this has been the challenge here. The company plays in many different technologies and market applications. The level of growth investment that has existed here has generally been insufficient, but the bigger problem has been that investment was channeled into too many different businesses and projects. The inevitable result has been that none of these projects reached critical mass or led to meaningful growth.

Given those historical dynamics, focus is one of the key elements of our strategy going forward. At this point, we have identified three initiatives where we see the opportunity for breakout growth. By this I mean that we see the opportunity to add tens of millions of dollars of annual revenue from each initiative over the next several years.

The first major growth initiative for us is Fiber Lasers. This market is over 400 million dollars, growing rapidly, and spans the power range from a few watts to the kilowatt range, spread across a wide range of applications. We currently offer products up to 500 watts, with a near term roadmap to a kilowatt and a medium term path to 3 kilowatts.

Our strategy here is to focus on the mid and higher power ranges in cutting, welding and drilling applications. We have already demonstrated that we can effectively leverage our strong historical customer relationships and deep laser applications expertise to support customers as they transition to fiber lasers. Customer demand for our current products is brisk.

Our biggest challenge, frankly, has been to expand production capacity and applications resources fast enough to meet market demand. Our strategy, in addition to expanding our product range, focuses on providing the necessary resources to support the growth of this business.

Our second major growth initiative is in our Precision Motion group and is to expand our laser scanning business. We are the global market leaders in scanning galvanometer technology, which is used to steer and control the beam in a wide range of laser applications. Our addressable market is over 200 million dollars and is seeing significant growth. The drivers are the natural growth and proliferation of new laser applications, often driven by fiber lasers, as well as increasing penetration of scanning technology within lasers. The penetration is on the order of 10% to 15% today, but which is projected to increase significantly over the next few years. As the market leader, we have the broadest technical capabilities and applications experience and we’re well positioned to capture significant upside growth. Our strategy includes:

1)	Offering tailored solutions for specific applications

2)	Increasing our content per system and

3)	Expanding our global sales and applications reach, with a particular focus on Europe, where our share is lower than in other regions.

Our third major growth initiative is to significantly expand our medical and life sciences components revenue, primarily within our precision motion business. Today, we supply a number of products to the medical space, including precision encoders, scanners, thermal recorders and spectroradiometers. Major applications include robotic surgery, ophthalmology, dermatology, radiology, DNA sequencing, and drug discovery tools.

The medical market is attractive to us due to the growth dynamics including the aging population in the developed world and the rising standard of care in the developing world. It’s an industry that values technology differentiation and is somewhat less cyclical than other markets. Our Medical/Life Sciences revenue currently accounts for approximately 13% of GSI’s total. Our strategy is to double this percentage by:

1)	Investing along with key medical OEM customers to develop and launch next generation technology over the next several years,

2)	Leveraging our key account relationships to more effectively cross sell our full product range into our large medical customers, where we have strong relationships and

3)	Increasing our value added content and moving into some of the adjacent technologies that are used with our current products.

Each of these three growth initiatives provides us a discrete opportunity to add tens of millions of dollars of annual revenue over the next few years. In addition, these areas will be the focus of our acquisition efforts. We are building a pipeline of promising opportunities in each of these areas, and we expect to execute a number of deals over the next few years.

As we tighten the focus around our growth investments on these major platforms, it’s also important for us to define where we will not invest, and we are certainly doing that. As we have looked across GSI, we identified several areas of the company that do not leverage any of our core competencies and do not necessarily fit our growth vision. Thus, we are putting several of our businesses under strategic review.

The specific businesses under review are our laser system integration businesses. Today, these businesses are part of our Laser Products group, and make complete standalone laser tools, which are sold directly to end users.

As we carry out the strategic review process, we expect to make a final determination with respect to these businesses by year end. The businesses under review account for nearly $20 million of annual revenue and have Adjusted EBITDA margins that are less than the overall corporate average.

Taken together we expect these strategies to focus and accelerate profitable growth for the company. As I mentioned, in the past, the GSI portfolio has really not been managed or optimized for growth. On an “as is” basis, our revenue growth profile was likely to be mid-single digits in the coming years. With the strategy we have outlined, we expect to accelerate our top line growth rate to the high single digit range, without acquisitions, and to the low double digit range with acquisitions. During the latter part of this year, you can expect us to begin to attend investor conferences and make more thorough presentations of our strategy. We will provide further details and financial information at that time.

Finally, as we hold this call, we’re cognizant of the fact that financial markets are experiencing significant volatility, and there are increasing questions about the pace of economic growth over the next year.

Like all companies, GSI needs to plan for a range of economic scenarios, and we are doing so. However, based on the company’s recent progress on many fronts, there is absolutely no doubt in our minds that we have now firmly established GSI as a strong and resilient company and a formidable player in our served markets.

So now, I would like to turn the call over to Robert to cover the financials in more detail.

Robert Buckley (Financial Performance Overview):

Thank you John and good afternoon everyone!

I’ll now provide some additional details on our second quarter results. Following my prepared remarks, we will open it up for questions.

As John mentioned previously, we had another good quarter of financial performance:

•	For the second quarter of 2011, GSI generated revenue of $101.4 million, an increase of 18% from $85.7 million in the same period a year ago.

•	However, the company did recognize $4.2 million of net revenue in the quarter that had been deferred under multi-element arrangements entered into prior to the adoption of ASU-09-13.

•	The majority of this revenue represents the recognition of revenue on orders that were deferred as of year-end and were fulfilled during the quarter.

As John just mentioned, all three business segments of the Company experienced double-digit growth in the quarter, compared to the same period a year before.

•	Our Laser Products division recognized revenue of $35.1 million, an increase of 14% from $30.9 million in Q2 2010.

•	Demand remained strong across our laser products, driven by gains in our industrial lasers and fiber lasers.

•	Our Precision Motion & Technologies division recognized revenue of $52.6 million, an increase of 21% from $43.6 million in Q2 2010.

•	Strong growth in our optical scanning solutions and air bearing spindles components continued to drive our performance.

•	Our Semiconductor Systems division recognized revenue of $13.6 million, a 21% increase from $11.3 million in Q2 2010.

•	Demand for our memory and wafer marking systems remained robust.

Turning to our profitability:

•	Second quarter Gross profit was nearly $45 million; or a 44.4% gross margin. This compares to a similar gross margin in the second quarter of 2010; despite shifts in our overall product mix.

•	Operating expenses represented 29.8% of sales, down 180 basis points from 31.6% in the same period a year ago.

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Second quarter operating income increased to $14.8 million, from nearly $11 million in the second quarter of 2010. While, operating margins increased 180 basis points to 14.6% from 12.8% of sales in 2010.

•	Adjusted EBITDA, a non-GAAP financial measure, was $19.4 million; representing a margin of 19.2% of sales. This represented a +20% increase compared to the second quarter of 2010.

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However, adjusted EBITDA in the second quarter included $1.6 million of gross profit from the $4.2 million of net revenue that had been previously deferred under multi-element arrangements entered into prior to the adoption of ASU-09-13.

Finally, the Company recorded, in the quarter, a tax expense of $1.5 million, or an approximate 13% tax rate. This resulted in Earnings-per-Share (“EPS”) of $0.30, up from a loss of ($0.32) in the second quarter of 2010. The company continues to expect a tax rate for the year of approximately 15%.

Turning to the Balance Sheet,

We finished the second quarter with $74 million of cash; a $12.7 million improvement from the first quarter of 2011 and resulting in approximately $34.1 million of net debt versus $50.8 million of net debt at year-end.

•	Net debt is a non-GAAP measure.

•	We define net debt as total debt minus cash & cash equivalents; a reconciliation of which is available in our earnings release.

Free cash flow, also a Non-GAAP measure, which we define as cash flows from operating activities less capital expenditures (purchases of property, plant & equipment), was $11.8 million, representing 117% of reported GAAP net income (attributable to GSI Group Inc.) in the quarter.

Three Months Ended
July 1, 2011
(unaudited)
Cash Flows from Operating Activities	$12,281
Purchases of property, plant and equipment	(504)

Free Cash Flow	$11,777

Net income attributable to GSI Group Inc.	$10,066
Free cash flow as % of Net income attributable to GSI Group Inc.	117%

On July 18, 2011, the Company provided formal notice that it had elected to optionally redeem $35.0 million of its outstanding $108.1 million 12.25% Senior Secured PIK Election Notes due in 2014.

After consummation of this redemption on August 17, 2011, $73.1 million in aggregate principal amount of the Notes will remain outstanding. The company decided to take this action after demonstrating another strong quarter of cash flow generation.

In addition, we continue to make good progress on the refinancing of our debt. We expect to complete this effort, which will include the establishment of a bank facility, in the third quarter.

Finally, as we continue into the 2nd half of 2011, there is obviously a lot of uncertainty in the global markets. The last several weeks in the stock market have been challenging and unsettling. But it is too early to determine the effect on capital spending or our businesses.

As we currently see the second half, we continue to expect customer demand to remain largely in-line with prior forecasts. The only exception is demand from the Microelectronics end-markets.

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A portion of our sales to the Electronics markets, specifically Semiconductor, data storage, and PCB drilling applications, are expected to experience a sequential and year-over-year drop in sales; partially due to the timing of orders and revenue recognition and partially due to end-market dynamics.

•	However, overall industrial, medical, scientific, and even some niche electronics markets remain positive.

•	For perspective, we believe roughly 40% of our portfolio sells into Industrial end-markets, 36% sells into Electronics markets, 13% into medical, and 11% into Scientific markets.

End Market Sales	% of Sales (2Q 2011)
Industrial	40%
Electronics	36%
Medical	13%
Scientific	11%

For the third quarter of 2011, the Company expects revenue to be in the range of $93 to $95 million.

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This guidance includes approximately $1 million of expected revenue that had been deferred from multi-element arrangements entered into prior to the adoption of ASU-09-13 versus $4.2M of such revenue recognized in the second quarter of 2011.

Adjusted EBITDA for the third quarter of 2011 is expected to be in the range of $15 to $17 million.

For the full year of 2011, we expect revenue to be in the high-end of the range of our prior guidance of $375 million to $385 million. This is driven predominately by the strong performance in the first half of the year and continued strength in our laser products and optical scanning solutions businesses.

Adjusted EBITDA for the full year is expected to be in the range from $68 million to $73 million.

This concludes my prepared remarks. I’d now like to open up the call to questions.

Question and Answer Period

Closing Remarks (John Roush):

Well, I would like to thank everyone for joining us on the call today. We appreciate your interest in GSI.

Despite the uncertain environment in which we are now operating, we remain genuinely enthusiastic about our continuing progress at the company. We now have a strong leadership team in place and a vigorous culture is emerging within the company. We have a clearer focus on our strategic priorities and we are confident in our ability to execute on them. As always, hard work lies ahead. But we are convinced that GSI continues to have a bright future, and we are committed to making it a reality.

I look forward to joining all of you on our Third Quarter 2011 earnings call in mid-November. Thank you very much.

This call is adjourned.